Exhibit 99.1

Corautus Genetics Announces Conversion of Boston Scientific Debt Into Equity

          ATLANTA, July 6 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF), a clinical stage biopharmaceutical company dedicated to the development of new and innovative gene therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease, announced today that Boston Scientific Corporation (NYSE: BSX) has converted its $15 million in convertible notes payable by Corautus, plus approximately $1.6 million in accrued interest, into Corautus equity.

          In exchange for extinguishing the notes payable and interest accrued through June 30, 2006, Corautus has issued to Boston Scientific, 2,475,659 shares of Series E preferred stock with a liquidation preference of approximately $6.71 per share.  The Series E preferred is convertible into 2,475,659 shares of Corautus’ common stock.  The agreement was executed and closed on June 30, 2006.  As a result of the transaction, Boston Scientific holds shares representing 25% of Corautus’ voting securities.  In the transaction Boston Scientific also received the right to appoint a board member and a right of first negotiation for distribution rights for future product candidates.

          Richard E. Otto, President and Chief Executive Officer of Corautus, said, “We are pleased by what we believe is a demonstration of continued confidence in Corautus by Boston Scientific, our development partner since July 2003 and by the significant strengthening of our equity position that results from this conversion of debt into equity.”

          About Corautus Genetics

          Corautus Genetics is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is developing and testing a gene therapy product candidate using the VEGF-2 gene to promote therapeutic angiogenesis in ischemic muscle. Corautus has a strategic alliance with Boston Scientific Corporation to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit www.corautus.com.

          Forward-Looking Statements

          This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our GENASIS clinical trial or any future trials, including the likelihood of obtaining positive data from such trials, potential benefits from manufacturing agreements, the potential benefits from previous clinical trials, potential benefits from Phase I trials we are supporting in the areas of critical limb ischemia and diabetic neuropathy, future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, including any benefits to be derived from converting debt into equity, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2005 Annual Report on Form 10-K which was filed on March 20, 2006 amended by Corautus’ Form 10-Q for the period ended March 31, 2006 which was filed on May 15, 2006. All forward-looking statements included in this document are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update any such forward-looking statements.

          CONTACTS:
          Corautus Genetics Inc.
          Michael K. Steele
          (404) 526-6212
          msteele@corautus.com

SOURCE  Corautus Genetics Inc.
          -0-                               07/06/2006
          /CONTACT: Michael K. Steele of Corautus Genetics Inc., +1-404-526-6212, or msteele@corautus.com /
          /Web site:  http://www.corautus.com/
          (VEGF BSX)